News Release
Endo Pharmaceuticals Holdings Inc. Announces Proposed Private Offering of Senior Notes
CHADDS FORD, Pa., May 26, 2011 /PRNewswire via COMTEX/ --

Endo Pharmaceuticals Holdings Inc. (NASDAQ: ENDP) today announced a private offering of $700 million aggregate principal amount of senior unsecured notes. The notes will be unsecured, unsubordinated obligations of the Company and will be guaranteed by certain of the Company's subsidiaries.

Endo intends to use the net proceeds of this offering, together with cash on hand and borrowings under its new credit facility, to finance its acquisition of American Medical Systems Holdings, Inc. ("AMS"), refinance Endo's existing credit facility and existing AMS indebtedness and pay related fees and expenses.

The notes and the related subsidiary guarantees have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act. Unless so registered, the notes and the related subsidiary guarantees may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release will not constitute an offer to sell or a solicitation of an offer to buy any notes or any other securities of Endo.

Note:

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements include the following: Endo's intention to offer $700 million in aggregate principal amount of notes and Endo's intention regarding the use of the net proceeds of the offering. These statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "intend," "guidance" or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties.

You should consider the areas of risk described under the heading "Forward-Looking Statements" and "Risk Factors" in Endo's periodic reports filed with the Securities and Exchange Commission under the Exchange Act and those risk factors included as "Item 1A. Risk Factors" in Endo's Annual Report on Form 10-K for the year ended December 31, 2010, as updated by the risk factors set forth in any subsequent filing by Endo with the Securities and Exchange Commission, in connection with any forward-looking statements that may be made by Endo generally. Except for ongoing obligations to disclose material information under the federal securities laws, Endo undertakes no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

SOURCE Endo Pharmaceuticals Holdings Inc.